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Exhibit 99.1

Investor Contact: Rob Mills Chief Financial Officer Knology, Inc. 706-645-8970 rob.mills@knology.com	Media Contact: Taylor Nipper Senior Director of Marketing Knology, Inc. 678-870-1202 taylor.nipper@knology.com

KNOLOGY ANNOUNCES AGREEMENT TO PURCHASE BROADBAND ASSETS

        WEST POINT, Ga.—(July 18, 2003)—Knology, Inc., a leading provider of broadband services, in association with GLA New Ventures, LLC, announced today that it has entered into a definitive agreement to purchase certain assets from Verizon Media Ventures Inc. The terms and conditions of the transaction have not been released and, pending regulatory approvals, closing is expected to take place by the end of the year.

        The acquisition includes broadband assets located in Pinellas County, Florida, and cable assets located in the city of Cerritos, California. These two markets will add approximately 291,000 marketable passings to the existing eight markets comprising the Knology footprint, as well as add approximately 64,000 video connections and 11,000 data connections. Rodger Johnson, Knology's President and Chief Executive Officer, stated, "We are excited about this opportunity to partner with GLA to bring Knology services to new customers in Florida and California. We will emphasize high quality customer service and deliver a strong value proposition as we roll out our product offerings." In commenting on this transaction, Knology noted that the Tele-Competition Act recently enacted in Florida positively influenced its decision to expand operations in the state. This Act, as written by the Florida Legislature and supported by Governor Bush, laid the foundation for companies like Knology to enter the Florida market, and offer competitive services and products to consumers.

About Knology

        Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. Knology was first formed in 1995 by ITC Holding Company, Inc., a telecommunications holding company in West Point, Georgia, and South Atlantic Venture Funds. For more information, please visit www.knology.com.

About GLA New Ventures, LLC

        GLA New Ventures LLC (GLA) headquartered in St. Louis, MO, is an investment company. GLA's management team has over 150 years of experience in owning, operating, and managing telecom, cable TV, and data/IT companies. GLA members were co-founders in Brooks Fiber Properties, Everest Connections Corporation, Black Hills Fibercom, and Cencom Cable. GLA holds equity positions in Everest and Blackhills Fibercom (broadband service providers offering competitive voice, video, and data services to customers in Kansas City, and Rapid City, respectively). GLA's wholly owned subsidiary, StellarRAD Systems, provides software solutions to the telecommunications, cable TV, and broadband industries. For more information, please visit our Web Sites at www.glai.com and www.stellarrad.com

Information about Forward-Looking Statements

        This press release includes "forward-looking" statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. For instance, while we have entered into a definitive agreement with Verizon, we may not complete the transaction. In the event we do not receive necessary regulatory or other approvals or fail to satisfy the conditions to closing, the transaction will terminate. Other risks and uncertainties related to the transaction, in addition to the factors described below, include that we may encounter difficulties integrating the acquired businesses or that the cost of integration will be greater than we expect. Our revenues and earnings and our ability to achieve our planned business objectives will be subject to a number of other factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that our suppliers and customers may refuse to continue doing business with us or may refuse to extend trade credit to us, (3) that we will fail to be competitive with existing and new competitors, (4) that we will not adequately respond to technological developments that impact our industry and markets, (5) that needed financing will not be available to us if and as needed, (6) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2002, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today's date, and we do not assume any obligation to update any of these statements.

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  Exhibit 99.1